Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:

Sue Hermann, 303.312.3488

CoBiz Financial Names New Board Member

DENVER — July 16, 2015 — CoBiz Financial (Nasdaq: COBZ) announced that Richard L. Monfort has been elected to the company’s Board of Directors.

“Dick brings to our board decades of business experience in a variety of industries, reflective of the diversity within our customer base of small to mid-sizes companies,” said Steve Bangert, CoBiz Financial chairman and CEO. “We look forward to leveraging his knowledge to ensure we remain a leader in our sector. His commitment to serving the needs of his community also aligns perfectly with our culture of giving back.”

For the past 18 years, Monfort has been associated with the Colorado Rockies Baseball Club and has served as owner/chairman and chief executive officer for the club since 2010. Prior to the Rockies, he spent 25 years in the cattle business, serving as president of Monfort of Colorado in 1987, president & CEO of ConAgra Red Meats in 1991, and launching the Montera Cattle Co. in 1996. He currently owns the Hyatt Regency Indian Wells Resort & Spa in Indian Wells, Calif. Through the Monfort Family Foundation, he and his family have supported a number of community organizations as well as the Monfort School of Business at the University of Northern Colorado and the Monfort Excellence Fund at Colorado State University. Monfort currently chairs the University of Northern Colorado Board of Trustees, the Board of Directors of the University of Colorado Health System and the Colorado Economic Development Commission. He received his bachelor’s degree in business management from the University of Northern Colorado.

CoBiz Financial (NASDAQ:COBZ) is a $3.1 billion financial services company that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The Company provides commercial banking services through Colorado Business Bank and Arizona Business Bank; private banking, investment management and wealth planning through CoBiz Private Client Advisors; and employee benefits, retirement advisory services, and property and casualty insurance brokerage through CoBiz Insurance.

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